Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258645) pertaining to the Weber Inc. Omnibus Incentive Plan and the Weber Inc. Employee Stock Purchase Plan of our reports dated December 14, 2022, with respect to the consolidated financial statements of Weber Inc. and the effectiveness of internal control over financial reporting of Weber Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois
December 14, 2022